Exhibit 10.1

HARTE-HANKS, INC.

RESTORATION PENSION PLAN

As Amended and Restated Effective January 1, 2008

1.	Introduction

The HARTE-HANKS, INC. RESTORATION PENSION PLAN (hereinafter referred to as the “Restoration Plan”) was established by Harte-Hanks, Inc. (hereinafter referred to as “Harte-Hanks”), effective as of January 1, 1994, in order to provide for the payment of retirement and retirement-related benefits to a certain select group of highly compensated employees who are participants (except as otherwise provided under Section 4 hereof) in the HARTE-HANKS, INC. PENSION PLAN (hereinafter referred to as the “Basic Plan”) as in effect from time to time on and after the effective date hereof and whose benefits under the Basic Plan are restricted because of the application of the limitations of Section 401(a)(17) and/or Section 415 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the “Code”), and because of the freezing of benefit accruals effective as of December 31, 1998. The Restoration Plan was subsequently amended and restated effective January 1, 2000, in order to incorporate prior amendments to the Restoration Plan, to change the Vesting Date, and to allow the board of directors of Harte-Hanks (the “Board”) to designate an employee to participate in the Restoration Plan whether or not participating in the Basic Plan.

Effective as of January 1, 2008, the Restoration Plan is being amended and restated in its entirety, as hereinafter set forth in this instrument, in order to (i) bring the Plan into compliance with the requirements of Code Section 409A for amounts earned after December 31, 2004 without making any material modification to the Plan for such amounts; (ii) establish a limit on the amount of bonus includable under the Restoration Plan; (iii) clarify vesting; (iv) add alternative payment options; and (v) add a funding mechanism upon a change of control. Harte-Hanks intends and desires by the adoption of this Restoration Plan to recognize the value to Harte-Hanks of the past and present services of its employees covered by the Restoration Plan and to encourage and assure their continued service to Harte-Hanks by making more adequate provisions for their future retirement security.

2.	Definitions

(a)	“Covered Compensation” shall mean Compensation as defined in the Basic Plan without regard to the limitation imposed by Code Section 401(a)(17), except that

(i)	the amount of bonus that otherwise would have been included in the Participant’s Compensation for a given calendar year ending prior to January 1, 2001 shall not exceed an amount equal to the 100% potential bonus level established for that Participant for the year for which such bonus was paid, and

(ii)	the amount of bonus that otherwise would have been included in the Participant’s Compensation for a given calendar year ending after December 31, 2000 shall not exceed an amount equal to the 50% potential bonus level established for that Participant for the year for which such bonus was paid;

provided that any salary or bonuses (including the amount of bonus a Participant would have received in cash had the Participant not elected to receive such bonus in the form of restricted stock) deferred by the Participant under an unfunded, nonqualified deferred compensation plan of the Employer pursuant to the Participant’s election shall be included in the Participant’s Covered Compensation for purposes of the Restoration Plan in the calendar year during which such salary or bonuses would have been paid to the Participant in the absence of such election to defer.

(b)	“Employer” shall include Harte-Hanks, Inc. and any of its subsidiaries.

(c)	“Participant” means an individual who has become a participant in this Restoration Plan in accordance with the provisions of Section 4 hereof and whose interest hereunder has not been fully paid.

(d)	“Vesting Date” is defined in Section 5 hereof.

All other terms used in this Restoration Plan shall have the same meaning assigned to them under the provisions of the Basic Plan unless otherwise qualified by the context.

For the purposes of this Restoration Plan, a Participant’s employment with the Employer shall not be considered to have terminated so long as such Participant is in the employment of the Employer or a Controlled Group Member.

3.	Administration

This Restoration Plan shall be administered by a committee appointed by the Board from time to time (hereinafter referred to as the “Committee”). The Committee shall administer the Restoration Plan in a manner consistent with the administration of the Basic Plan, as from time to time amended and in effect, except that this Restoration Plan shall be administered as an unfunded plan that is not intended to meet the qualification requirements of Code Section 401(a). The Committee shall have full power and authority to interpret, construe, and administer this Restoration Plan and the Committee’s interpretations and construction thereof, and actions thereunder, including the amount or recipient of the payment to be made, shall be binding and conclusive on all persons for all purposes, subject to any rights of the Participant to make a claim for benefits under Title I of the Employee Retirement Income Security Act of 1974, as amended.

4.	Participation

Participation in this Restoration Plan shall be limited to those employees of the Employer who are designated as Participants hereunder by the Board, whether or not such persons are eligible for benefits under the Basic Plan. If an employee designated by the Board to participate in this Restoration Plan is not a participant in the Basic Plan, then, for purposes of this Restoration Plan, such person shall be considered as though he were a participant eligible for a benefit under the Basic Plan and the Credited Service of such person shall be deemed to commence on the later of such person’s date of hire or the date on which such person’s Employer was acquired by Harte-Hanks. No person shall have an automatic right to be selected as a Participant or to continue as an active Participant once selected.

5.	Eligibility for Benefits

A Participant shall be eligible for a benefit under the Restoration Plan if, as of his or her date of termination of employment with the Employer, he or she has reached his or her “Vesting Date.” The term “Vesting Date” as used herein shall mean either:

(a)	Immediately, if the Participant is or becomes an officer of Harte-Hanks with the title of a Senior Vice President or a higher position; or

(b)	the earlier to occur of (i) the date on which he or she attains age 55 years or (ii) the date on which he or she completes 20 years of Credited Service, if the Participant is an officer of Harte-Hanks with a title below a Senior Vice President.

If the employment of a Participant is terminated for any reason prior to his or her Vesting Date, no benefit shall be payable under the Restoration Plan.

6.	Amount of Benefit Provided Under Restoration Plan

The monthly benefit payable under this Restoration Plan to or on behalf of a Participant whose employment with the Employer is terminated for any reason on or after his or her Vesting Date shall be an amount equal to the lesser of:

(a)	an amount equal to:

(i)	the monthly benefit, if any, that would have been payable to such Participant, or on his or her behalf to the Participant’s Beneficiary or Beneficiaries, as of his or her date of termination of employment with the Employer under the Basic Plan as then in effect, if (aa) the provisions of the Basic Plan had been administered without regard to the limitations imposed by Code Section 415 and without the limitation imposed by Code Section 401(a)(17) on the amount of his or her Compensation under the Basic Plan, (bb) the Participant’s Compensation for a given calendar year were equal to his or her Covered Compensation for such calendar year, and (cc) benefit accruals under the Basic Plan (including determinations of the Participant’s Credited Service, Final Average Monthly Compensation, and Accrued Deferred Monthly Retirement Income Commencing at Normal Retirement Date) had not been frozen as of December 31, 1998;

minus

(ii)	the monthly benefit that is actually payable to such Participant, or on his or her behalf to the Participant’s Beneficiary or Beneficiaries, as of his or her date of termination of employment with the Employer, under the Basic Plan as then in effect;

OR

(b)	an amount equal to:

(i)	50% of the Participant’s average monthly Covered Compensation, for the five successive calendar years out of the 10 completed calendar years immediately preceding the first day of the month coincident with or next following his or her date of termination of employment that give the highest average monthly rate;

minus

(ii)	the monthly benefit that is actually payable to such Participant, or on his or her behalf to the Participant’s Beneficiary or Beneficiaries, as of his or her date of termination of employment with the Employer, under the Basic Plan as then in effect.

Provided, however, in the event that the Participant’s Basic Plan benefits are increased after the date of commencement of the Participant’s benefits under the Basic Plan due to any cost-of-living adjustment announced by the Internal Revenue Service pursuant to the provisions of Code Section 415(d) or for any other reason, and any such increase would cause a reduction in the amount determined under the above provisions of this section, the amount of the benefits payable to or on behalf of the Participant under this Restoration Plan on and after the date of such increase shall be correspondingly reduced.

The benefit payable to or on behalf of the Participant under this Restoration Plan shall be the amount determined under the above provisions of this section in which, for all years of the Participant’s employment, “Covered Compensation” shall include the amount of bonus the Participant would have received in cash had that Participant not elected to receive such bonus in the form of restricted stock; however, for purposes of distribution of amounts earned and vested before January 1, 2005, the amount of the benefits payable to or on behalf of the Participant shall be the amount determined using a definition of “Covered Compensation” that shall not include any amount of bonus deferred as restricted stock.

7.	Timing and Form of Payments of Restoration Plan Benefit

(a)	Amounts Not Subject to Code Section 409A

For amounts earned and vested before January 1, 2005, such amounts shall be “grandfathered” and not subject to Code Section 409A, and shall be governed by the terms of this Restoration Plan in effect prior to January 1, 2008. The benefit payable to a Participant, or on his or her behalf to the Participant’s Beneficiary, under this Restoration Plan shall be payable coincident with and in the same manner as the payment of the benefits to such Participant or Beneficiary under the Basic Plan; provided, however, that if a Participant in this Restoration Plan is not a participant in the Basic Plan, then the benefit payable to such Participant under this Restoration Plan shall be paid or commence as of the earliest date that a benefit would have been payable to the Participant under the Basic Plan (if he were participating in the Basic Plan) and shall be paid in the normal form of payment provided under the Basic Plan unless such Participant elects, in writing prior to the commencement of payment, to receive his benefit under this Restoration Plan in an optional form provided under the Basic Plan, in which case the benefit under this Restoration Plan shall be paid in such optional form and shall be subject to the same adjustment factors as are used under the Basic Plan to convert the normal form to such optional form. In the event that a Participant’s benefits under the Basic Plan commence prior to his or her date of termination of employment with the Employer, the Participant’s benefit under this Restoration Plan, for the period the Participant remains employed with the Employer, shall be determined as though his or her employment had terminated on the date of commencement of his or her benefits under the Basic Plan, and upon the Participant’s actual termination of employment with the Employer, his or her benefit under this Restoration Plan shall be redetermined according to the Basic Plan.

(b)	Amounts Subject to Code Section 409A

For amounts earned and vested on and after January 1, 2005, the benefit payable to a Participant, or on his or her behalf to the Participant’s Beneficiary, under this Restoration Plan shall be governed by the following provisions:

(i)	Payment Timing

Payments shall be payable upon the later of (A) the Participant’s attainment of age 55, and (B) his or her separation from service (as defined in Code Section 409A). Except as provided in Section 7(e), payment shall begin on the last day of the month coincident with or next following the applicable payment event.

(ii)	Payment Form

Normal Form: Monthly payments shall be payable for the Participant’s life only. This is the default payment form if the Participant is unmarried.

Alternatively, a Participant may elect to receive a benefit of equivalent actuarial value payable in accordance with one of the options described below, provided the Participant makes such election in writing filed with the Committee within thirty (30) days after the date the Participant first becomes eligible to participate in this Restoration Plan:

Option 1: A retirement income of modified monthly amount that is payable in equal monthly amounts to the Participant for his lifetime with the added provision that payments will be made for the remainder of a 10-year period certain in the event of the death of the Participant prior to the expiration of such specified period certain.

Option 2: A retirement income of modified monthly amount that is payable in equal monthly amounts to the Participant during the joint lifetime of the Participant and his or her spouse, and, following the death of either of them, 2/3 of such modified monthly amount will be payable to the survivor for the lifetime of the survivor. The Participant must be married at the time this Option 2 is elected and at the time benefits commence.

Option 3: A retirement income of modified monthly amount that is payable in equal monthly amounts to the Participant for his lifetime, and, in the event that the Participant predeceases his or her spouse, 50% of such modified monthly amount will be payable after the death of the Participant to the Participant’s spouse for the lifetime of such spouse. The Participant must be married at the time this Option 3 is elected and at the time benefits commence. This is the default payment form if the Participant is married.

Option 4: A retirement income of modified monthly amount that is payable to the Participant in equal monthly amounts during his lifetime, and in the event that the Participant predeceases his or her spouse, 100% of such modified monthly amount will be payable after the death of the Participant to the Participant’s spouse for the lifetime of the spouse. The Participant must be married at the time this Option 4 is elected and at the time benefits commence.

Option 5: A retirement income of modified monthly amount that is payable in equal monthly amounts to the Participant and, following the Participant’s death, 75% of such modified monthly amount will be payable to the Participant’s spouse, if then surviving, for his or her lifetime. The Participant must be married at the time this Option 5 is elected and at the time benefits commence.

In determining actuarially equivalent values for the purposes of converting the Normal Form to any Option under this Restoration Plan, the Committee shall use the assumptions of mortality and interest rates that are used under the Basic Plan.

(iii)	Changes to Payment Elections

(A)	A Participant may change his payment form election under Section 7(b)(ii) at any time, provided the Participant makes such election in writing to the Committee before the first scheduled payment date. In the event that a spouse dies before payments commence and no new spouse is named, distribution shall be made in the Normal Form (if the Participant is unmarried) or under Option 3 (if the Participant is married).

(B)	Notwithstanding any provision herein to the contrary, a Participant’s ex-spouse may elect a separate time and form of payment in order to comply with a domestic relations order.

(c)	Beneficiaries

The Beneficiary or Beneficiaries of a Participant under the Basic Plan shall be the Beneficiary or Beneficiaries of such Participant under this Restoration Plan; provided, however, any Participant in the Restoration Plan who is not a participant in the Basic Plan shall be entitled to complete a beneficiary designation form provided by the Committee to designate a Beneficiary under this Restoration Plan.

(d)	Funding

All benefits payable under this Restoration Plan shall be paid from the general assets of Harte-Hanks. Harte-Hanks shall not be required to set aside any funds to discharge its obligations hereunder, but Harte-Hanks may set aside such funds if it chooses to do so. Any and all funds so set aside shall remain subject to the claims of the general creditors of Harte-Hanks, present and future. No Participant, Beneficiary or Beneficiaries, or any other person shall have, under any circumstances, any interest whatever in any particular property or assets of Harte-Hanks by virtue of this Restoration Plan, and the rights of the Participant, the Beneficiary or Beneficiaries, or any other person who may claim a right to receive benefits under this Restoration Plan shall be no greater than the rights of an unsecured general creditor of Harte-Hanks.

(e)	Six Month Delay in Payment

Notwithstanding any provision herein to the contrary, if the Participant is a “specified employee” (as defined and applied in Code Section 409A) as of the date of his or her separation from service (as defined in Code Section 409A), no payments under Section 7(b) of this Restoration Plan due upon the Participant’s separation from service may be made until the earlier of: (i) the first day following the sixth month anniversary of the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as administratively practicable following the sixth month anniversary of the Participant’s separation from service. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Restoration Plan shall be considered a “separate payment.”

8.	Amendment and Termination

The Board may at any time, retroactively or prospectively, amend or terminate this Restoration Plan subject to the following restrictions. No amendment may be made which would deprive a Participant, without his or her consent, of a right to receive benefits hereunder which have already vested and matured in such Participant. If this Restoration Plan should be terminated, Harte-Hanks shall be liable for any vested benefits accrued under this Restoration Plan as of the date of such action. For each Participant who is an active Employee and who had reached his or her Vesting Date as of such date of termination, the amount of the Participant’s vested accrued benefit shall be the benefit under Section 6 hereof, determined as of the date of termination of this Restoration Plan (determined on the basis of such Participant’s presumed termination of employment on such date of termination of this Restoration Plan, but the offset for the Basic Plan in Section 6(a)(ii) or 6(b)(ii) hereof shall be determined as of the actual date of his or her termination of employment). Payment of such accrued benefit shall be deferred until the date or dates set forth in Section 7(a) and 7(b), as applicable. If the Participant had not reached his or her Vesting Date as of such date of termination of this Restoration Plan, no benefit shall be payable under this Restoration Plan. For each Participant who is a former Employee, the vested accrued benefit shall be the actuarially determined benefit as of such date of termination that such Participant or his or her Beneficiary is receiving under this Restoration Plan.

Notwithstanding any provision herein to the contrary, no payment of any accrued benefit earned and vested on or after January 1, 2005 shall be made that would violate the rules of Code Section 409A.

9.	Benefits Nonforfeitable Upon Change of Control

In the event of a “Change of Control” (as defined below), each Participant who is in the employment of the Employer shall be deemed to have reached his or her Vesting Date as of such date of Change of Control.

A Change of Control of Harte-Hanks shall have occurred if any of the following events shall occur:

(a)	Harte-Hanks is merged, consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 60% of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of Harte-Hanks pursuant to such transaction;

(b)	Harte-Hanks sells all or substantially all of its assets to any other corporation or other legal person and as a result of such sale less than 60% of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of Harte-Hanks pursuant to such sale;

(c)	Any person (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which when added to any securities already owned by such person would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of Harte-Hanks; or

(d)	Such other events that cause a change of control of Harte-Hanks as determined by the Board in its sole discretion.

Upon a Change of Control, Harte-Hanks shall, as soon as possible, but in no event longer than 30 days following the Change of Control (as defined above), make an irrevocable contribution to a “rabbi” trust in a amount that is sufficient to pay each Participant or Beneficiary the benefits to which Participants or their Beneficiaries would be entitled pursuant to the terms of this Restoration Plan as of the date on which the Change of Control occurred.

Notwithstanding the foregoing, no funding of a trust will occur if such funding is pursuant to a change in the financial health of the employer and such funding would be construed as a violation of Code Section 409A with respect to funded amounts.

10.	Restrictions on Assignment

The benefits provided hereunder are intended for the personal security of persons entitled to payment under this Restoration Plan and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of a Participant or his or her Beneficiary or Beneficiaries may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Employer by the Participant with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.

Notwithstanding any provision herein to the contrary, the benefits provided under this Restoration Plan may be assigned or transferred to comply with a domestic relations order.

11.	Continued Employment

Nothing contained in this Restoration Plan shall be construed as conferring upon any employee the right to continue in the employment of the Employer in any capacity.

12.	Liability of Committee

Unless resulting from his or her own fraud or willful misconduct, no member of the Committee shall be liable for any loss arising out of any action taken or failure to act by the Committee or a member thereof in connection with this Restoration Plan. The Committee and any individual member of the Committee and any agent thereof shall be fully protected in relying upon the advice of the following professional consultants or advisors employed by Harte-Hanks or the Committee: any attorney insofar as legal matters are concerned, any accountant insofar as accounting matters are concerned, and any actuary insofar as actuarial matters are concerned.

13.	Indemnification

Harte-Hanks hereby indemnifies and agrees to hold harmless the members of the Committee and all directors, officers and employees of the Employer against any loss, claim, cost, expense (including attorneys’ fees), judgment or liability arising out of any action taken or failure to act by the Committee or such individual in connection with their administration of this Restoration Plan on behalf of Harte-Hanks; provided, however, that this indemnity shall not apply to an individual if such loss, claim, cost, expense, judgment or liability is due to such individual’s fraud or willful misconduct.

14.	Change in Participation Status

Notwithstanding any provision herein to the contrary, in the event that Harte-Hanks, in its sole discretion, determines, for any reason, that a Participant is at any time prior to his or her termination of employment with the Employer no longer a designated Participant in this Restoration Plan, such Participant shall cease to be an active Participant in this Restoration Plan as of the date such determination is made and such Participant shall not accrue any additional benefits under this Restoration Plan. If the Participant had reached his or her Vesting Date as of the date he or she ceased active participation in this Restoration Plan, payment of his or her accrued benefits shall be deferred until the date or dates set forth in Section 7(a) and 7(b), as applicable. The amount of the Participant’s benefit under Section 6 hereof shall be determined as of the date the Participant ceased active participation in this Restoration Plan (determined on the basis of such Participant’s presumed termination of employment on the date he or she ceased active participation but the offset for the Basic Plan in Section 6(a)(ii) or 6(b)(ii) hereof shall be determined as of the actual date of his or her termination of employment). If the Participant had not reached his or her Vesting Date as of the date he or she ceased active participation in this Restoration Plan, no benefit shall be payable under this Restoration Plan.

15.	Termination of Employment for Dishonesty

If a Participant’s employment with the Employer is terminated because of dishonest conduct injurious to the Employer, or if it is determined during the lifetime of the Participant and within one year after his or her employment with the Employer is terminated that a Participant engaged in dishonest conduct injurious to the Employer, the Committee may terminate such Participant’s interest and benefits under this Restoration Plan.

The dishonest conduct injurious to the Employer committed by a Participant shall be determined and decided by the Committee only after a full investigation of such alleged dishonest conduct and an opportunity has been given the Participant or the Participant’s representative to appear before the Committee to present his or her case. The decision made by the Committee in such cases shall be final and binding on all Participants and other persons affected by such decision.

16.	Claims Procedure

(a)	Any person claiming a benefit, requesting an interpretation or ruling under this Restoration Plan, or requesting information under this Restoration Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

(b)	If the claim or request is denied, the written notice of denial shall state:

(i)	The reasons for denial, with specific reference to the provisions on which the denial is based.

(ii)	A description of any additional material or information required and an explanation of why it is necessary.

(iii)	An explanation of the claim review procedure.

(c)	Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d)	The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Restoration Plan provisions. All decisions by the Committee on review shall be final and bind all parties concerned.

17.	Law Governing

This Restoration Plan shall be construed in accordance with and governed by the laws of the State of Texas, except to the extent preempted by applicable federal law.

18.	Severability

In the event any provision of this Restoration Plan shall be held invalid for any reason, any illegality or invalidity shall not affect the remaining parts of the Restoration Plan, but the Restoration Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

IN WITNESS WHEREOF, Harte-Hanks, Inc. has caused this instrument to be executed by its duly authorized officer on the 27th day of June, 2008 effective as of January 1, 2008.

HARTE-HANKS, INC.

By:	/s/ Bryan J. Pechersky
Title:	Senior Vice President, General Counsel & Secretary